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              [LETTERHEAD OF ALPHA INDUSTRIES, INC. APPEARS HERE]

January 14, 1997

                                Exhibit (10)(h)


Mr. Richard Langman
1952 Sugarbush Drive
Evergreen, CO 80439


Re:   Severance Agreement


Dear Rick:

This letter is to confirm the severance arrangements that we have offered you if you accept our offer of employment with Alpha Industries, Inc. ("Alpha") and Trans-Tech, Inc. ("Trans-Tech").

1. If: (i) a Change in Control occurs while you are employed by Trans-Tech, and (ii) your employment with Trans-Tech is voluntarily or involuntarily terminated within two (2) years thereafter, then: (a) Trans-Tech will pay you two (2) years of salary continuation (and any bonus guaranteed or earned prior to the date of termination) in accordance with the terms and conditions of this letter, and (b) all Alpha stock options then outstanding and held by you, whether or not by their terms then exercisable, will, subject to their other terms and conditions, become immediately exercisable and remain exercisable for a period of ninety (90) days after the date of employment termination.

2.    A "Change in Control" will be deemed to have occurred if:

      (i) the Continuing Board of Alpha shall have ceased for any reason to constitute a majority of the Board of Directors of Alpha. For this purpose, a "Continuing Director" will include any member of the Board of Directors of Alpha as a date of this letter and any person nominated for election to the Board of Directors of Alpha by a majority of the then Continuing Directors, or

      (ii) Alpha ceases to own more than 50% of the stock of Trans-Tech (except in the case of a public offering of Trans-Tech stock).

3. If your employment with Trans-Tech is involuntarily terminated while you are employed by Trans-Tech without Cause, then: (a) Trans-Tech will pay you two years of salary continuation (and any bonus guaranteed or earned prior to the date of termination) in accordance with the terms and conditions of this letter, and (b) all Alpha stock options then
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Richard Langman
January 14, 1997
Page 2

outstanding and held by you, whether or not by their terms then exercisable, will, subject to their other terms and conditions, become immediately exercisable and remain exercisable for a period of ninety (90) days after the date of employment termination.

4. "Cause" will mean: (a) deliberate dishonesty detrimental to the best interests of Alpha or Trans-Tech or any subsidiary, or (b) conduct constituting moral turpitude, or (c) willful disloyalty to Alpha or Trans-Tech, or (d) refusal or failure to obey the directions of the CEO of Alpha or the Board of Directors of Trans-Tech, or (e) incompetent performance of substantial or continuing inattention to or neglect of duties and responsibilities assigned to you.

5. Salary continuation payments under this letter will: (a) be made at the same rate as you were receiving on the date of employment termination; (b) be paid in equal periodic installments at such intervals as Trans-Tech shall generally pay its officers, and (c) be reduced by the amount of any compensation that you receive from any person for services rendered during the salary continuation period. Notwithstanding the foregoing, you will not receive any salary continuation payments for any period in which you either: (i) engage in activities or enterprises (on behalf of yourself or others) that are directly competitive with any business activity of Alpha Industries, Inc. or any of its subsidiaries, or (ii) fail to actively seek gainful employment.

6. The following noncompetition provisions apply during both of the following (the "Noncompete Period"):

(i)   the term of your employment with the Company, and

(ii) the first twelve (12) months after the date on which your employment with Trans-Tech terminates , but only if your employment terminates after the
                              -----------
      second anniversary of your date of hire.

During the Noncompete Period you will not, directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, or otherwise, or through any person, engage in any employment, consulting or other activity which competes with the business of Trans-Tech or any subsidiary or affiliate of Alpha that develops, manufactures or sells high-dielectric materials for wireless communication. You acknowledge and agree that your direct or indirect participation in the conduct of such competing business alone or with any person will materially impair the business and prospects of Alpha. During the Noncompete Period, you will not (i) attempt to hire any director, officer, employee or agent of Alpha or any subsidiary or affiliate of Alpha (collectively, the "Company"), (ii) assist in such hiring by any other person,
(iii) encourage any person to terminate his or her employment or business relationship with the Company, (iv) encourage any customer or supplier of the Company to
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Richard Langman
January 14, 1997
Page 3


terminate its relationship with the Company, or (v) obtain, or assist in obtaining, for your own benefit (other than indirectly as an employee of the Company) any customer of the Company. If any of the restrictions provided for in this Section 6 are adjudicated to be excessively broad as to scope, geographic area, time or otherwise, said restriction shall be reduced to the extent necessary to make the restriction reasonable and shall be binding on you as so reduced. Any provisions of this Section 6 not so reduced shall remain in full force an effect. It is understood that during the Noncompete Period, you will make yourself available to the Company for consultation on behalf of the Company, upon reasonable request and at a reasonable rate of compensation and at reasonable times in light of any commitment you may have to a new employer. You understand and acknowledge that the Company's remedies at law for breach of any of the restrictions in this Section are inadequate and that any such breach will cause irreparable harm to the Company. You therefore agree that in addition and as a supplement to such other rights and remedies as may exist in the Company's favor, the Company may apply to any court having jurisdiction to enforce the specific performance of the restrictions in this Section, and may apply for injunctive relief against any act which would violate those restrictions.

Please sign both copies of this letter and return one to me. If you have any questions, please feel free to call me or Jim Nemiah.


Sincerely,                            --------------------------------------

                                         AGREED TO:
/s/ George LeVan
                                         ---------------------------------

George LeVan                             Date:
Director of Human Resources                    ---------------------------

JCN/hs                                 --------------------------------------